EXHIBIT 99.1

                                                                  [Directv logo]

CONTACT:  Robert Mercer
          310-964-4683

                   THE DIRECTV GROUP COMPLETES ACQUISITION OF
                       PEGASUS SATELLITE TELEVISION ASSETS


           EL SEGUNDO, CALIF., AUG. 27, 2004 - Following the approval yesterday of a U.S. Bankruptcy Court judge in Portland, Maine, The DIRECTV Group, Inc. (NYSE: DTV) today announced that its subsidiary, DIRECTV, Inc., has completed the acquisition of the primary direct broadcast satellite assets of Pegasus Satellite Television, Inc., (Pegasus) which includes the rights to all DIRECTV subscribers activated through Pegasus.

           DIRECTV expects to complete the migration of Pegasus customers to DIRECTV within 30 to 45 days. DIRECTV and Pegasus will work together to ensure a seamless migration of Pegasus customers to DIRECTV, and DIRECTV customers in Pegasus territories will continue to receive uninterrupted service during this transition process. Pegasus had approximately 1.08 million customers as of June 1, 2004.

           Chase Carey, president and CEO of The DIRECTV Group, said, "The completion of this agreement not only gives DIRECTV the rights to more than 1 million customers, it also gives us access to an additional 10 million households in rural areas to whom we can offer the full benefits of DIRECTV(R) programming, pricing and service. Clearly, this is a win for consumers and competition in rural America. In addition, DIRECTV derives significant strategic and financial benefits from this transaction, including increased short-term cash flow and long-term value."

           Pegasus Satellite Communications, Inc., and certain of its subsidiaries, including Pegasus Satellite Television, Inc., filed a voluntary petition for relief under Chapter 11 of the U.S. bankruptcy code on June 2, 2004. On August 2, 2004, The DIRECTV Group announced an agreement with Pegasus for DIRECTV to purchase the primary direct broadcast satellite assets of the Company. Pegasus had exclusive rights to sell certain DIRECTV programming services to consumers in rural areas in 41 states.

           The DIRECTV Group, Inc. (NYSE: DTV) is a world-leading provider of digital multichannel television entertainment, broadband satellite networks and services. The DIRECTV Group is 34 percent owned by Fox Entertainment Group, which is approximately 82 percent owned by News Corporation Ltd.

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